Exhibit 10.44

GMP-Manufacturing Services Agreement

by and between

Variation Biotechnologies, Inc.

and

Paragon Bioservices, Inc.

TABLE OF CONTENTS

		Page

Article 1	DEFINITIONS	5

Article 2	PROJECT SCOPE; PROJECT PLAN; PROJECT MANAGEMENT

2.1	Commitment to Development and Manufacture.	12
2.2	Project Plan.	13
2.3	Project Management.	13
2.4	Change Order Process.	13

Article 3	TECHNOLOGY TRANSFER; PROCESS DEVELOPMENT; ENGINEERING RUNS

3.1	Technology Transfer.	14
3.2	Process Development Runs.	14
3.3	Engineering Runs.	16
3.4	Product Delivery.	16

Article 4	MANUFACTURING AND PROCESSING ACTIVITIES

4.1	Paragon Facility.	16
4.2	Quality Agreement.	16
4.3	Control of Cell Banks.	16
4.4	Raw Materials and Consumables.	16
4.5	Storage and Use of Materials and Product (During Project).	17
4.6	Handling of Wastes.	16
4.7	Approval of Subcontracting.	18
4.8	Document Changes.	18
4.9	Manufacturing Audits	18

Article 5	PRODUCTION RUNS

5.1	Production Runs.	18
5.2	Batch Documentation	19
5.3	Delivery Terms.	19
5.4	Retention and Reserve Samples.	19
5.5	Analytical Testing.	19
5.6	Accurate Documentation.	20

Article 6	PAYMENTS

6.1	Reservation Fee.	20
6.2	Reimbursement for Designated Equipment	20
6.3	Payments and Payment Schedule; Invoicing; Payment Terms.	20

TABLE OF CONTENTS

(Continued)

GMP-MANUFACTURING SERVICES AGREEMENT

This GMP-Manufacturing Services Agreement (this “Agreement” or “GMP-MSA”) is effective as of September 26, 2014 (the “Effective Date”), by and between Variation Biotechnologies, Inc., federally incorporated in Canada and having its principal office at 310 Hunt Club Rd. East, 2nd Floor, Ottawa, ON, Canada, K1V 1C1 (“Client”) and Paragon Bioservices, Inc., a Maryland corporation having its principal office at University of Maryland Biopark, Building Two, Suite 401, 801 W. Baltimore Street, Baltimore, MD 21201 (“Paragon”) (each, a “Party” and together the “Parties”).

RECITALS

WHEREAS, Paragon has process development, manufacturing and related services experience and expertise and operates a facility that is suitable for providing services for the preparation and characterization of one or more master cell banks, working cell banks and/or virus banks, and for the manufacture of active pharmaceutical ingredients or drug substances, for research and development and/or clinical trial uses; and.

WHEREAS, Client desires to engage Paragon to conduct services which may include process development and manufacturing services in connection with the supply of research or clinical quantities of such Client’s drug substance(s), master cell banks, working cell banks and/or virus banks, and Paragon desires to perform such services for Client, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1 “Acquisition Cost” means the actual price paid by Paragon to any Third Party (net of any discounts, rebates, credits or the like) for any materials (including the supplies, Raw Materials, Resins, Consumables, and Designated Equipment) or outsourced services used in or for the manufacture of the Product under this Agreement, including, but not limited to, shipping and handling costs and customs duties incurred and paid by Paragon to that Third Party in connection with the acquisition of such materials or services, plus fifteen percent (15%) of such actual price to cover Paragon’s acquisition and storage costs for such materials or costs of engagement and oversight of a service provider.

1.2 “Additional Services” means any service that is not contained in the Project Plan and that requires a Change Order from Client in order to authorize Paragon to commence the same or any service specifically identified as an Additional Service in this Agreement.

1.3 “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4 “Agreement” means this Manufacturing and Process Development Services Agreement, together with all exhibits appended hereto.

1.5 “Batch” means a specific quantity of Product produced from a single Run.

1.6 “Batch Documentation” means all of the documentation associated with the manufacture and testing of a given Batch, including without limitation batch manufacturing records, sampling documentation, test results, Investigative and Corrective Action Reports, deviation reports, all applicable Manufacturing Process data (including any pertinent output from instrumentation), the Certificate of Analysis.

1.7 “Batch Record” means the executed Master Manufacturing Record, specifications, in process and release test results, exception documentation, such as deviations and investigation reports, and additional documentation which may have been generated as part of the manufacturing record of each Batch.

1.8 “Cell Line“ means the 293SF-3F6 (ATCC Safe Deposit No. GSD-0551) cell line for expression of the Drug Substance.

1.9 “Certificate of Compliance/Certificate of Analysis” means a document prepared by Paragon stating that the Batch has been manufactured according to the requirements of cGMP and the approved Material Specifications and Product Specifications and listing final Product release tests performed by Paragon, or Qualified Subcontractors, the specifications and test results.

1.10 “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. Parts 210, 211, 600 and 610 (as applicable to clinical bulk Drug Substance only) and ICH, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients and Guidance for Industry cGMP for Phase I Investigational drugs as the same may be amended from time to time.

1.11 “Change Order” means a document mutually approved in writing by both Parties in accordance with the procedures set forth in Section 2.4 that describes in reasonable detail an amendment or modification (a) to the Project and/or the Project Plan, or (b) to any document(s) which are part of Paragon’s cGMP document system, including but not limited to Master Manufacturing Records, standard operating procedures and Materials Specifications.

1.12 “Client” shall have the meaning set forth in the Preamble.

1.13 “Client Confidential Information” means the Drug Substance, Cell Line, Master Cell Bank, Working Cell Bank, any Manufacturing Process documentation provided by Client to Paragon, and all elements of the Manufacturing Process provided by Client to Paragon, data and information, business plans, regulatory and product strategies and all technical and other information, whether patented or unpatented, relating to Client products, processes, test methods, operations, technologies, forecasts and business information that is disclosed or supplied to Paragon by or on behalf of Client during the term of this Agreement. Each Manufacturing Process developed by Paragon for Client, and all Product specific portions of documents and records describing or relating to the Manufacturing Process shall be deemed to be Client Confidential Information.

1.14 “Client Intellectual Property” means all Intellectual Property owned or controlled by Client.

1.15 “Confidentiality Agreement” means the two-way confidential disclosure agreement between the Parties, dated October 19, 2011.

1.16 “Confidential Information” means Client Confidential Information and/or Paragon Confidential Information, as the context requires.

1.17 “Conforming Product” means Product that conforms to all of the warranties set forth in Section 11.2.1

1.18 “Consumable” means all bags, liners and other single use or regularly replaced materials that are required to perform the Manufacturing Process (excluding Raw Materials, Resins and Wearables).

1.19 “Designated Carrier” means the common carrier selected by Client (or identified by Paragon and approved by Client) to take delivery of Product at the Paragon Facility on Client’s behalf or that Paragon will use, following approval of the Batch Documentation, to ship Product to Client or a Client designated recipient.

1.20 “Designated Equipment” means those certain pieces of equipment or components, and related documentation, described as such in the Project Plan that are used to produce only Client Product that are owned by Client and located at the Paragon Facility. Client will reimburse Paragon for such purchased equipment or components, and subsequent related validation, operation, calibration and maintenance of such Designated Equipment in accordance with Section 6.2.

1.21 “Drug Product” means a finished dosage form, for example, tablet, capsule, or solution, that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.

1.22 “Drug Substance” means the Client’s component that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body of man or other animals. For each Client Drug Substance to be manufactured by Paragon, the parties will agree to and execute a SOW as set forth in Section 1.67, which shall identify the specific Drug Substance for that SOW.

1.23 “Effective Date” shall have the meaning set forth in the Preamble.

1.24 “Engineering Batch” means a Batch produced from an Engineering Run.

1.25 “Engineering Run” means a Run used for process demonstration and engineering of some or all of the Manufacturing Process steps.

1.26 “Engineering Targets” means one or more mutually agreed broad attributes that applicable for a particular Project, which may be utilized to demonstrate that there has been no gross deviation from the proposed process of the draft master manufacturing record, provided that such attributes shall be “Engineering Targets” only if mutually agreed by the Parties for Engineering Run(s) and specifically set out in the Project Plan.

1.27 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.28 “Intellectual Property” means all worldwide Patents, copyrights, trade secrets, know-how and all other intellectual property rights that are owned or controlled by a Party, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.29 “Investigative and Corrective Action Reports” or “ICAR” means the document that is used to record the investigation of, as well as the review and disposition of, a failure related to a cGMP manufacturing process or system`.

1.30 “Letter of Intent” means that certain agreement between the Parties, dated March 27, 2014, capturing the intent of the Parties to permit technology transfer and process development to begin while the Parties negotiated this MSA.

1.31 “Manufacturing Process” or “Process” means the process, or applicable portion(s) thereof for the manufacture, analysis, documentation, quality evaluation, storage, and shipping of components, intermediates and Product pursuant to this Agreement as such process may be developed and/or changed from time to time in accordance with this Agreement.

1.32 “Master Cell Bank” means Client’s reference deposit or collection of vials of the Cell Line, from which the Working Cell Bank is derived for a Project.

1.33 “Master Manufacturing Record” means, for each Project, the template document, proposed by Paragon and approved by Client, that defines the final and complete manufacturing methods, test methods, Product Specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of Product. Batch Documentation shall be prepared based on the Master Manufacturing Record. The Master Manufacturing Record shall also include or incorporate by reference, without limitation, such information as Materials Specifications, in process and final Product sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

1.34 “Materials Specification” means a document detailing the chemical, physical, microbiological and biological test methods and/or specifications for required for release of each Raw Material, Resin or Consumable, each as mutually approved by the Parties and made a part of the Master Production Record.

1.35 “Non-Conforming Product” means Product whose manufacture, analysis and/or packaging fails to conform to all of the warranties set forth in Section 11.2.1.

1.36 “Paragon” shall have the meaning set forth in the Preamble.

1.37 “Paragon Confidential Information” means all technical and other information, whether patented or unpatented, relating to the Paragon Facility and/or Paragon processes, methods, operations, technologies, strategies, pricing and business information that is disclosed or supplied to, or used on behalf of, Client by Paragon pursuant to this Agreement, or of which Client may become aware through the presence of its employees or agents at the Paragon Facility, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics.

1.38 “Paragon Facility” means the facilities operated by Paragon at University of Maryland Biopark, Building Two, Suite 401, 801 W. Baltimore Street, Baltimore, MD 21201.

1.39 “Paragon Intellectual Property” means all Intellectual Property owned or controlled by Paragon.

1.40 “Party” and “Parties” each shall have the meaning set forth in the Preamble.

1.41 “Patents” shall mean, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.

1.42 “Payment Schedule” shall mean the schedule of payments to be made by Client to Paragon in consideration of Paragon’s services hereunder, as set forth in the payment schedule portion of the SOW and/or Project Plan.

1.43 “Process Development” means the conduct by Paragon of activities to develop, confirm and/or refine processes for producing the Product and/or activities to develop and/or scale-up a Manufacturing Process suitable for cGMP manufacture of the Product as set forth in Section 3.1(b).

1.44 “Process Development Batch” means a Batch produced from a Process Development Run.

1.45 “Process Development Run” means a Run used to demonstrate the transfer in to Paragon and/or development at Paragon of the Manufacturing Process.

1.46 “Product” means Drug Substance, Drug Product, Master Cell Bank and/or Working Cell Bank that has(have) been manufactured by Paragon pursuant to this Agreement.

1.47 “Product Specifications” means any chemical, physical, microbiological and biological test methods and any specifications (if any) required for release (by Paragon to Client) of Product that have been mutually approved by the Parties and made a part of the Master Manufacturing Record.

1.48 “Production Batch” means a Batch produced from a Production Run.

1.49 “Production Run” means a Run conducted in accordance with the Master Manufacturing Record that is initiated following the commencement of manufacture pursuant to Section 7.1 and is used to create Product for research and development or for clinical use by the Client.

1.50 “Project” means the full range of development and manufacturing services to be provided under this Agreement as more fully described in each SOW and Project Plan.

1.51 “Project Manager” shall have the meaning set forth in Section 2.3.

1.52 “Project Plan” means the scope of work for technology transfer, process development, process implementation, manufacturing and overall project scope for each Project, to be attached as Schedule 2 to the SOW for the Project and incorporated into this Agreement by reference upon signature by Paragon and Client. Each Project Plan shall include the final schedule of stages and payments for the Project.

1.53 “Project Rates” means the applicable rates at which Paragon will charge Client for the various services performed hereunder, as set out in the applicable SOW.

1.54 “Quality Agreement” means the master quality agreement between the Parties, to be attached to the Agreement as Exhibit B and incorporated herein by reference, unless the parties mutually agree that a new project-specific Quality Agreement be executed for one or more GMP Projects.

1.55 “Quality Review and Approval” means Paragon’s review and approval, by Paragon’s quality assurance department, of a Production Run Batch and the associated Batch Documentation for accuracy and completeness.

1.56 “Qualified Subcontractor” means a Subcontractor that is a contract testing laboratory or a cell bank manufacturer with whom Paragon has a signed agreement with provisions that protects Client Confidential Information that has been audited and approved as a supplier by Paragon’s quality assurance department to provide the services to be subcontracted.

1.57 “Raw Material” means all ingredients, solvents and other items that are components of the Product or that are required to perform the Manufacturing Process (excluding any Consumables and Resins).

1.58 “Reference Material” means Product that is generated from a Run that is well characterized, packaged and stored in a controlled manner, and used as a standard or reference for analytical testing purposes.

1.59 “Registration” shall have the meaning set forth in Section 7.1.

1.60 “Regulatory Authority” means the FDA

1.61 “Regulatory Filing” means any or all applications, including but not limited to the Biologics License Application (“BLA”), or its equivalent submitted to Regulatory Authorities for the purpose of registering the final dosage form of the Product or the Manufacturing Process as required by statute, and any amendments or supplements thereto, and any other filings required by the Regulatory Authorities relating to the manufacture, testing, sale or distribution of the final dosage form of the Product.

1.62 “Replacement Product” shall have the meaning set forth in Section 9.3.

1.63 “Reservation Fee” means the fee set forth in Section 6.1, which will reserve specific suite availability at the Paragon Facility for one or more Production Runs for a Project.

1.64 “Resin” means all chromatographic media intended to refine or purify the Product, as specified in the Master Manufacturing Record.

1.65 “Run” means a single complete operation of all, or a discreet portion of (if appropriate from the context), the Manufacturing Process at the Paragon Facility.

1.66 “Shipping Guidelines” means written procedures, as supplied by Client in writing, that specify the Designated Carrier and describe the methods of shipping any and all Client property, including the Product.

1.67 “Statement of Work” or “SOW” means a mutually agreed upon document setting forth the scope of the Project, general statement of stages and activities, the schedule of payments and milestones, deliverables and other pertinent information, in order to initiate technology transfer, process development (if appropriate) and preparation of the Project Plan, becoming a part of Exhibit A to this Agreement upon signature by both parties. A template for the SOW is appended hereto as Exhibit A.

1.68 “Storage Guidelines” means Paragon’s procedures (based on information provided by the Client), as approved by Client in writing, that describe the methods of packaging, preserving, monitoring and storing any and all Client property, including the Product, Cell Line, Master Cell Bank, and Working Cell Bank.

1.69 “Subcontractor” means any independent entity that Paragon or Client contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement, as provided in Section 4.7.

1.70 “Technology Transfer” means the transfer from Client to Paragon of all information, data and technology in Client’s possession and control that is necessary for Paragon to perform process development and scale-up related to the planned manufacture of Product on Client’s behalf, including that necessary for development of the Manufacturing Process.

1.71 “Term” shall have the meaning set forth in Section 14.1.

1.72 “Third Party” means any party other than Client, Paragon and their respective Affiliates.

1.73 “Waste” shall mean any “hazardous substance” and/or “hazardous material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “hazardous waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

1.74 “Working Cell Bank” means a vialed collection of serially subcultivated cells that are derived from the Master Cell Bank, unless otherwise instructed in writing by the Client. The Working Cell Bank is used to establish seed cultures of the Cell Line to initiate the Manufacturing Process.

Article 2
PROJECT SCOPE; PROJECT PLAN; PROJECT MANAGEMENT

2.1 Commitment to Development and Manufacture.

2.1.1 Development. For each Project which comprises a process development component, Client hereby retains Paragon to develop the Manufacturing Process at the Paragon Facility, and Paragon shall use commercially reasonable efforts to develop the same, subject to the terms and conditions set forth in this Agreement. During the Term, Client will be provided with a final report on the development work completed under this agreement and Client shall make all scheduled payments, as set forth in the Project Plan, for Paragon’s services, including, without limitation, technology transfer and process development services, and costs for design and engineering services to prepare for implementing the Manufacturing Process at the Paragon Facility, and for all Acquisition Costs for performing the development services. Product produced during the development activities shall be provided to Client as provided in Article 3.

2.1.2 Manufacture. Subject to the terms and conditions set forth in this Agreement and subject to the successful completion of the development of the Manufacturing Process at the Paragon Facility as defined in each Project Plan, during the Term, Client retains Paragon as a manufacturer of Product for research and/or clinical trial uses. Paragon shall provide sufficient services and capacity to manufacture Product for Client in accordance with the Project Plan and the Master Manufacturing Record. Paragon will provide Client with the Product and with documentation as set forth in Section 5.2, and Client shall make the payments pursuant to the Payment Schedule to purchase such services and capacity from Paragon.

2.2 Project Plan. For each Project, the parties shall mutually develop and agree on an SOW setting forth the scope of the GMP Project, general statement of stages and activities, the schedule of payments and milestones, deliverables and other pertinent information, in order to initiate technology transfer, process development (if appropriate) and preparation of the GMP Project Plan, becoming a part of Exhibit A to this Agreement upon signature by both parties. A template for the SOW is appended hereto as Exhibit A. The Project proposal shall become Schedule 1 to the SOW and the Project Rate Sheet shall become Schedule 3 to the SOW. Next, the parties shall mutually develop and agree on a Project Plan in order to enable the Parties to fulfill their respective obligations under this Agreement, which shall automatically become a part of this Agreement (as Schedule 2 to the SOW) upon execution by both parties. The Parties shall implement the Project Plan for each Project. As of the Effective Date, the Parties agree and acknowledge that certain activities described in the initial Project Plan have been completed or are already in process, in accordance with the terms and conditions of the Letter of Intent, and such activities are denoted as such in the Project Plan. The SOWs or Project Plans may be amended by agreement of the Parties in accordance with Section 2.4.

2.3 Project Management. The day-to-day interactions and management with respect to each Project will be performed by two project managers, one appointed by each Party and each one having the authority to manage the Project in conjunction with the other project manager and to further the aims of the Parties day-to-day (each, a “Project Manager”). The Project Managers shall be the principal point of contact between the Parties. As part of their duties, the Project Managers shall be responsible for monitoring and revising the Project Plan (in accordance with the procedures set forth in Section 2.4), establishing operating guidelines for the Project, defining communication formats, forming and approving Project teams and monitoring the general progress of the Project. The Project Managers shall be appointed by each respective Party for each Project and may thereafter be removed and a new Project Manager appointed by each respective Party, at such Party’s sole discretion, with notice of such appointment provided to the other Party.

2.4 Change Order Process.

2.4.1 Paragon Initiated Changes. Before Paragon may amend the Project Plan, Paragon shall prepare a Change Order describing in reasonable detail the nature of such change(s), and propose such Change Order to Client for Client’s review. All approved Change Orders shall be signed by the Project Manager of each Party or by such other authorized representatives of Paragon and Client that the Project Managers may designate. If any changes contemplated by a Change Order will have a financial or other impact on the scope of the Project, Paragon shall provide Client with a written description of such impacts in the Change Order. If Client approves the Change Order notwithstanding Paragon’s notice of any resulting cost increase, Client shall reimburse Paragon for the cost of such changes as detailed in the Change Order. Upon Paragon and Client’s approval of the Change Order, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the Project Plan.

2.4.2 Client Initiated Changes. Client shall have the right to request reasonable modifications to the Project and/or the Project Plan by providing notice thereof to Paragon. Upon receipt of such notice, Paragon shall generate a Change Order in accordance with the process described in Section 2.4.1, and submit such Change Order to Client for Client’s review. If Client approves the Change Order notwithstanding Paragon’s notice of any resulting cost increase, Client shall reimburse Paragon for the cost of such changes as detailed in the Change Order. Upon Client’s approval of such Change Order, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the Project Plan or as described in the Change Order.

2.4.3 Changes to Documentation. The procedures of Section 2.4.1 or 2.4.2 shall be employed for any changes requested to document(s) which are part of Paragon’s cGMP document system, as set forth in Section 4.8, provided that the approval of the appropriate Paragon department heads (including the quality assurance department) shall be required prior to any such change. In the event of any requested change to a Client-specific document, Client approval shall also be required.

Article 3
TECHNOLOGY TRANSFER; process development; ENGINEERING RUNS

3.1 Technology Transfer. The Parties understand and agree that the success of the activities contemplated by this Agreement require effective and expeditious technology transfer to Paragon, with the goal being to train and assist designated Paragon scientists in understanding and developing proficiency in the use of Client’s processes for producing the Product, to enable Paragon to develop and/or scale-up a Manufacturing Process suitable for cGMP manufacture of the Product. For each Project, Client shall use commercially reasonable efforts to transfer to Paragon all material information and technology reasonably necessary for Paragon to perform process development related to, and subsequently to manufacture Product on Client’s behalf hereunder. Without limiting the foregoing, Client shall use commercially reasonable efforts to (i) provide to Paragon all pertinent documentation, records, notes, reports, SOPs, batch records, specifications, and published papers regarding the Product (including any Client specifications for the Product), the Cell Line(s), the Master Cell Bank and the Working Cell Bank (as applicable when supplied by Client)) and any related materials, and/or manufacture of the Product (including identification of raw materials to be used by Paragon and assays to be used by Paragon or transferred to a Qualified Subcontractor), and (ii) provide reasonable access to Client’s scientists who developed or are familiar with the Product and the Client’s processes, and (iii) supply Paragon with all Product-specific controls and standards. Paragon shall assign a dedicated project team, including appropriately trained and experienced technical staff, and shall use commercially reasonable efforts to accept and implement the transferred information and materials provided by Client. Following technology transfer, one or more Process Development Runs would be conducted as set forth in Section 3.2, or, if mutually agreed in writing by the Parties, one or more Engineering Runs would be conducted as set forth in Section 3.3, as appropriate for the Project. It is understood and agreed that Paragon’s ability to conduct scheduled Process Development and Engineering Runs is contingent on timely technology transfer of Client’s processes.

3.2 Process Development Runs. If called for in the Project Plan, Paragon shall perform one or more Process Development Runs and manufacture Process Development Batches in accordance with the Project Plan. Paragon will provide the services to perform such Process Development Runs and produce such Process Development Batches in accordance with the Project Plan, and Client shall make the payments pursuant to the Payment Schedule to purchase such services and manufacture as further set forth in Article 6. Paragon shall provide Client with all Process Development Batches requested by Client that result from any partial or completed Process Development Runs. There will be no specifications for acceptance of Process Development Batches, but the parties may mutually agree on certain target quality attributes, if set forth in the applicable Project Plan. Paragon shall provide analytical testing of the batch as agreed by the parties in each Project Plan and will report the results to Client. Client shall have the right to make whatever further use of such Process Development Batches as it shall determine, provided that such use does not violate any applicable laws, rules or regulations. Paragon shall in no way be responsible for any claims, demands, losses, liabilities, expenses or damages, whatsoever, arising out of or in any way related to Client’s use of such Process Development Batches.

3.3 Engineering Runs. If called for in the Project Plan, Paragon shall perform Engineering Runs and manufacture Engineering Batches in accordance with the Project Plan. Paragon and Client may agree to include one or more Engineering Targets in the Project Plan for a Project. Paragon will provide the services to perform such Engineering Runs and produce such Engineering Batches in accordance with the Project Plan and Client shall make the payments pursuant to the Payment Schedule to purchase such services and manufacture as further set forth in Article 6. Paragon shall provide Client with any Engineering Batches requested by Client that results from any partial or completed Engineering Runs, except to the extent that Reference Material is to be retained for use in connection with manufacture of Product in one or more Production Runs. Except for the Engineering Targets, there will be no specifications for acceptance of Engineering Batches, but the parties may mutually agree on certain additional target quality attributes to aim for, if set forth in the applicable Project Plan. Mutually agreed Engineering Targets shall be the sole and exclusive basis for alleging any “failure” with respect to an Engineering Run. In the event (i) an Engineering Batch does not meet the Engineering Target(s), or (ii) Paragon proceeds with an Engineering Batch without stopping at any “go/no-go” decision point agreed to in the Project Plan or Master Batch Record and receiving written instructions from Client to proceed (which instructions can be provided by any writing, including email); then at Client’s written request Paragon will repeat the Engineering Run once at no additional charge to Client assuming Client previously paid all invoices and payments associated with the failed Engineering Run (if such invoices and payments had not been paid previously, they shall be due and paid pursuant to the Payment Schedule). Except as in the preceding sentence, Paragon shall have no obligation to repeat any Engineering Run unless Client and Paragon execute a Change Order for such additional Run and the appropriate additional costs. Except as provided in this Section 3.3, Client waives all other remedies at law or in equity in connection with asserted failures in any Engineering Runs. Paragon shall provide analytical testing of the batch as agreed by the parties in each Project Plan and will report the results to Client. Client shall have the right to make whatever further use of such Engineering Batches as it shall determine, provided that such use does not violate any applicable laws, rules or regulations. Paragon shall in no way be responsible for any claims, demands, losses, liabilities, expenses or damages, whatsoever, arising out of or in any way related to Client’s use of such Engineering Batches.

3.4 Product Delivery. At Client’s request, Product produced during Process Development Runs and Engineering Runs shall be provided to the Client. Costs associated with shipment of Product shall be billed to Client.

3.5 Analytical Testing. All analytical testing to be performed by Paragon shall be specified and agreed to in advance and included in the Master Manufacturing Record and in the budget for the Project.

Article 4
MANUFACTURING AND PROCESSING ACTIVITIES

4.1 Paragon Facility. All Product manufactured for Client hereunder shall be manufactured solely by Paragon at the Paragon Facility. Paragon shall be solely responsible for all scheduling related to the Paragon Facility and for the operation of such facility.

4.2 Quality Agreement. The Quality Agreement (Exhibit B) specifies applicable quality requirements and procedures relating to manufacture, testing and shipment of Product by Paragon under this Agreement, all of which shall be deemed a material part of this Agreement. All quality or other testing to be performed by Paragon shall be specified and agreed to in advance and included in the Quality Agreement.

4.3 Control of Cell Banks. Paragon shall maintain all portions of each Cell Line, Master Cell Bank, or Working Cell Bank that it receives from Client, Client’s agents, or Paragon’s Qualified Subcontractor, as the case may be, in safe and secure storage under its control in the Paragon Facility in accordance with the Storage Guidelines, and Paragon shall not transfer the Cell Line, Master Cell Bank, or Working Cell Bank to any Third Party that is not specifically authorized in advance and in writing by Client. Paragon shall not use any Cell Line, Master Cell Bank, or Working Cell Bank for any purpose except as authorized by this Agreement or authorized in writing by Client. Notwithstanding the foregoing, it is understood and agreed that Paragon shall only maintain that portion of the Master Cell Bank that is needed to conduct the activities of this Agreement and Client shall make arrangements for retention or transfer of the remainder by or to Client or Client’s designated repository. At the conclusion of the Project, any retained portion of the Master Cell Bank and any remaining vials of the Working Cell Bank shall be returned to the Client or a designee as directed by Client, at Client expense.

4.4 Raw Materials and Consumables.

4.4.1 Procurement. Unless specifically stated otherwise in the Project Plan, Paragon shall be responsible for the procurement of all Raw Materials, Resins and Consumables necessary for the manufacture of the Product. Paragon shall not be responsible for delays in the purchase and/or delivery of Raw Materials, Resins, and Consumables that occur despite Paragon using commercially reasonable efforts to avoid such delays. All materials (including Raw Materials, Resins and Consumables) shall be invoiced to Client by Paragon at the relevant Acquisition Cost. An estimate of the applicable Acquisition Cost(s) shall be set out by Paragon in each Project Plan. Paragon will provide Client with periodic updates as to Acquisition Costs to-date versus the estimate and will notify Client in the event the estimate will be exceeded. Client confirmation shall be obtained for exceeding the estimate by more than twenty percent (20%), provided that if Client does not confirm the excess Acquisition Costs, Paragon will be relieved of any obligation to proceed with the corresponding activities under the Project Plan.

4.4.2 Compliance with Specifications. All Raw Materials, Resins and Consumables used in the Manufacturing Process shall comply with any applicable Materials Specifications, or as otherwise agreed in writing by the Parties. Where the Materials Specification requires specific testing or evaluation, Paragon or a Paragon Qualified Subcontractor approved in accordance with Section 4.7 shall perform such testing and/or evaluation of the Raw Materials, Resins and Consumables as set forth in the Materials Specification.

4.5 Storage and Use of Materials and Product (During Project). Paragon shall ensure that all Raw Materials, Resins and Consumables that are in Paragon’s control and are to be used in the manufacture of Product, as well as all Manufacturing Process intermediates and Product in Paragon’s control, are stored in accordance with the terms and conditions of the Storage Guidelines, the Material Specifications and/or the Master Manufacturing Record (as applicable), or as otherwise mutually agreed to by Paragon and Client and/or as recommended in writing by Third Party suppliers.

4.6 Handling of Wastes.

4.6.1 Hazards. Client must notify Paragon of any hazardous conditions or Wastes known to Client that may exist or be produced by Paragon in the course of performing the services contemplated by this Agreement, including providing the information set forth in Section 7.8.1. Paragon shall in accordance with Paragon’s internal procedures, inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Raw Materials, Product or any Wastes generated through performance of the manufacturing and processing activities hereunder, and provide such persons with training, as required by Paragon’s internal procedures, in the proper methods of handling and disposing of such items.

4.6.2 Handling; Notification. At Client’s expense, Paragon or a designated Third Party contractor shall handle, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in material compliance with all Federal, state and local laws, rules, and regulations applicable to such handling, labeling, packaging, storage, transport and disposal. Paragon shall promptly notify Client in writing of any unauthorized reportable release or emission of any Wastes generated through performance of the manufacturing and processing activities hereunder and any potential environmental violation or litigation related thereto. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware concerning exposure to or handling of the Raw Materials, Product or Wastes.

4.7 Approval of Subcontracting. Client’s prior written approval shall be required to permit Paragon to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement with respect to Client’s Projects or Designated Equipment. Subcontractors that would perform contract testing or cell bank manufacture must be Qualified Subcontractors.

4.8 Document Changes. Any requests by Paragon or Client to have cGMP documentation, including the Master Manufacturing Record and any standard operating procedures, amended or modified in any way will be handled by a Change Order according to the procedures set forth in Section 2.4.3 and in the Quality Agreement.

4.9 Manufacturing and Analytical Audits. Client shall have the right to perform, directly or through its representatives, general diligence or “for cause” manufacturing and analytical audits of the Facility and Paragon’s systems as they relate to manufacture or characterization of Product, at reasonably convenient times and dates scheduled to avoid disruption of Paragon’s cGMP operations, as set forth in the Quality Agreement, or as otherwise agreed in writing by Paragon and Client. All Paragon personnel time and resources necessary to complete the first general diligence manufacturing or analytical audit and an additional “for cause” manufacturing or analytical audit for a calendar year shall be provided at no cost to Client; however, any Paragon personnel time and resources necessary to complete any additional manufacturing audits (over and above two) in that same year shall be invoiced to Client at $11,500 per audit. Client shall be responsible for all third party costs of all manufacturing audits conducted at the written request of Client.

Article 5
PRODUCTION RUNS

5.1 Production Runs. Promptly following the completion of an Engineering Run (or as otherwise agreed by the Parties in writing), and sign-off by the Parties on the Product Specifications to be used for the Production Run(s), manufacture of Product by Paragon will commence under this Agreement in the form of one or more Production Runs as specified in the Project Plan (or as otherwise agreed in writing by the Parties), and at the scale set forth in the Project Plan. The Parties agree that Paragon, in discussion with Client, will organize the scheduling of Production Runs to maximize Paragon’s operational schedule, including scheduling the Runs so as to constitute a campaign of two or more Runs, occurring in sequence, and without planned interruption for suite changeover or modifications to the Master Manufacturing Record, provided that such scheduling shall be subject to suite availability and Paragon’s other scheduling needs. However, Production Runs will be scheduled to ensure delivery of Product in accordance with the Project Plan (including modifications that may be made pursuant to Section 2.4 if agreed to by Paragon without any change in delivery schedule).

5.2 Batch Documentation. Within seven (7) business days following completion of the Quality Review and Approval for each Production Batch, Paragon shall provide Client with a copy of all applicable Batch Documentation, which shall be in Paragon’s standard formats, unless otherwise mutually agreed in writing by the Parties. In addition, Paragon shall provide Client with such information as is reasonably requested in writing by Client relating to the Manufacturing Process, the Master Manufacturing Record, Paragon services performed under this Agreement or other Product-related documentation. Upon Client’s written acceptance of the Batch Documentation (or fourteen (14) business days following delivery to Client of the Batch Documentation or additional information, if Client makes no response) (“Client Approval”) the Batch Documentation shall be deemed approved and the Product shall be delivered as provided in Section 5.3. Any Client requests for documents or other work product that are not specified or contemplated in the Project Plan or produced by Paragon in the ordinary course of business, or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and Paragon shall notify Client of the same, and, if Client authorizes such services, Paragon shall prepare a Change Order and invoice Client for such Additional Services in accordance with the Project Rates.

5.3 Delivery Terms. Following Client Approval (pursuant to Section 5.2) of the Batch Documentation for each Production Batch, Paragon shall notify Client and make each Batch available to Client at Paragon’s Facility in accordance with the Shipping Guidelines. Paragon, at Client’s instruction, shall arrange for shipment of such Batch, at Client’s expense, with Client or the Designated Carrier to take physical delivery of each Batch within five (5) business days following the date of Client’s Approval. If any Batch remains at Paragon’s Facility beyond such five (5) business day period, additional storage shall be paid by Client as Additional Services in accordance with the Project Rates. Client shall hold title to each Batch as of the earlier of: (a) the date of delivery to the carrier, or (b) five (5) days following the date of Client Approval of the Batch Documentation, and the risk of loss for a Batch shall be borne by Client from such date. Paragon shall not be required to deliver any Batch to the Designated Carrier until the Designated Carrier informs Paragon that it has obtained all appropriate approvals and consents of any governmental authority necessary for the transportation or shipment of such Batch (where “governmental authority” means any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity). Batches resulting from Process Development Runs and Engineering Runs shall also be subject to the delivery terms set forth in this Section 5.3 as requested by Client pursuant to Section 3.2 or 3.3, respectively.

5.4 Retention and Reserve Samples. The Parties shall mutually identify and Paragon shall retain (until Client Approval pursuant to Section 5.2) certain reserve samples of all Raw Materials, intermediate manufacture samples, and Product generated in the manufacture of Production Batches as set forth in the applicable Materials Specifications, the applicable standard operating procedures, the Master Manufacturing Record or as otherwise agreed in writing by Paragon and Client as provided in the Quality Agreement. Paragon may retain a reserve sample of the Product from each Batch for a period of time in Paragon’s sole discretion.

5.5 Quality Control Testing. All quality control testing of Product to be performed by Paragon shall be specified and agreed to in advance. Paragon, or a designated Qualified Subcontractor, shall perform such testing on Batches as set forth in the applicable Master Manufacturing Record, or as otherwise mutually agreed in writing by Paragon and Client.

5.6 Accurate Documentation. Each Party shall use diligent efforts to ensure all records and documentation provided to the other Party in connection with the manufacture of Product, as more precisely described in the Quality Agreement, or as otherwise agreed in writing by Paragon and Client, shall be accurate in all material respects.

Article 6
PAYMENTS

6.1 Reservation Fee. Immediately upon signature of this GMP MSA, Client will pay Paragon $180,000.00 as a non-refundable Reservation Fee in connection with the initial Project, in order to ensure sufficient process development and manufacturing capacity/personnel resources at Paragon to produce the Products on behalf of Client. The Project Plan for each subsequent Project shall specify the applicable Reservation Fee. The Reservation Fee for each Project shall be applied by Paragon to the final invoice issued for the Project. In the event that the final invoice issued for the Project is less than the Reservation Fee paid for the Project, Paragon shall remit the difference between the Reservation Fee and the final invoice to the Client within 30 calendar days of completion of the Project.

6.2 Reimbursement for Designated Equipment. Client shall reimburse Paragon for the acquisition, installation and validation of Designated Equipment in accordance with the project rates, to be discussed with Client prior to acquiring the equipment. However, Client shall not be required to reimburse Paragon for the costs of acquiring Designated Equipment under this Agreement if Client paid for such Designated Equipment directly or if Client has already reimbursed Paragon for such costs prior to the Effective Date.

6.3 Payments and Payment Schedule; Invoicing; Payment Terms. Except as otherwise expressly set forth in this Agreement, Client shall pay Paragon for all Technology Transfer, Process Development, engineering and manufacturing services and Engineering Runs, Process Development Runs and Production Runs conducted in accordance with the applicable Project Plan, and in accordance with the applicable Payment Schedule. Total costs for each Project are set out in the Project Plan for the Project as described in the Project Plan, excluding Raw Materials, Consumables and Resins and outsourced services which are estimated to the extent known. Actual costs for Raw Materials, Consumables and Resins and outsourced services will be based on the Acquisition Cost for each.

6.3.1 Paragon will provide invoices to Client as per the Project Plan payment schedule and subject to the progress against the Project Plan. Unless disputed in good faith, Client agrees to pay invoices within thirty (30) days of receipt. Invoiced amounts may be withheld only in the event of a good faith dispute on the basis of mathematical error or failure of Paragon to have provided the service or procured the item to which the amount relates; the undisputed portion of the invoice shall be paid as provided above.

6.3.2 Paragon shall provide invoices to Client for all materials (including Raw Materials, Resins and Consumables) and outsourced services at the relevant Acquisition Cost.

6.3.3 All payments to Paragon by Client shall be in United States currency and shall be by check, wire transfer, money order or other method of payment approved in writing by Paragon. Payment made by check should be sent to:

Paragon Bioservices, Inc.

PO Box 62204

Baltimore, MD 21264-2204

6.3.4 In the event that Client has not paid an invoice, or disputed it in good faith, on or before the applicable invoice due date, Client’s failure shall be considered a material breach under Section 14.2.2, subject to the cure provisions set forth therein. Past due undisputed amounts shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum, payable on demand.

Article 7
Regulatory matters

7.1 Permits. Paragon shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Governmental Authorities in order for Paragon to perform all of its obligations under this Agreement (including, without limitation, Annual Registration of Drug Establishment registrations (Form FDA 2656e) granted by the FDA and any comparable registrations granted by any other Regulatory Authority that is specified in Section 1.60) (each, a “Registration”), for so long and insofar as is necessary to permit Paragon to perform any of its obligations under this Agreement. Notwithstanding the foregoing, Client shall be responsible for reimbursing Paragon for the cost of any permits that are solely and specifically required to manufacture the Product, as specified in the applicable Project Plan(s) to the extent the parties were aware of same at the time the Project Plan was prepared. Paragon shall make copies of such Registrations and all related documents available for viewing by Client and its designees for inspection, upon reasonable request from Client. All copies will remain in Paragon’s control.

7.2 Compliance with cGMPs; Monitoring of Records. As further described in the Quality Agreement, or as otherwise agreed in writing by Paragon and Client, Paragon shall monitor and maintain reasonable records documenting its compliance with cGMPs, including the process of establishing and implementing the operating procedures, equipment files, and the training of personnel as are necessary to assure such compliance.

7.3 Records. Paragon shall also maintain all records required to be maintained by the terms and conditions of the Quality Agreement.

7.4 Regulatory Communications and Correspondence. Any and all communications from and to the FDA or other Regulatory Authorities related to the final dosage form of the Product or to the manufacture of the Product at the Paragon Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Paragon and Client.

7.5 Regulatory Filings and Maintenance. Client is responsible for preparing and maintaining all Regulatory Filings. Subject to Section 8.1, Paragon shall provide information to support Client’s Regulatory Filings, as necessary, and shall prepare and maintain manufacturing files, certificates, authorizations, data and other records that directly or indirectly pertain to the manufacture of the Product, as set forth in the Master Manufacturing Record and required for compliance with cGMP. Any Client requests for documents or other work product that is not specified or contemplated in the Project Plan or produced by Paragon in the ordinary course of business or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and Paragon shall notify Client of the same, and, if Client authorizes such services, Paragon shall prepare a Change Order and invoice Client for such Additional Services.

7.6 Cooperation in Obtaining Government Approvals. As set forth in the Quality Agreement, or as otherwise agreed to in writing by Paragon and Client, Paragon shall provide Client with such existing documents and information (or copies thereof) held by Paragon to assist Client in filing Regulatory Filings and in maintaining Regulatory Authority approvals for the Product. In addition, Paragon shall provide Client with such information for each Project as is reasonably requested in writing by Client relating to the Manufacturing Process, the Master Manufacturing Record, Paragon services performed under this Agreement or other Product-related documentation. Any Client requests for documents or other work product that is not specified or contemplated in the Project Plan or produced by Paragon in the ordinary course of business, or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and Paragon shall notify Client of the same, and, if Client authorizes such services, Paragon shall prepare a Change Order and invoice Client for such Additional Services.

7.7 Ownership of Regulatory Filings. Client shall be the sole owner of all Regulatory Filings and all governmental approvals obtained by Client from any Regulatory Authority with respect to the Product or the final dosage form of the Product.

7.8 Health and Safety Information.

7.8.1 Product. For each Project, Client shall provide Paragon with all information in Client’s possession or control concerning any health hazards or potential health hazards associated with exposure to or the handling, storage, use or disposal of Raw Materials and/or Product, including, without limitation, a Material Safety Data Sheet for Product, if one exists. In the event that any such information is updated or corrected, Client shall promptly notify Paragon thereof and provide Paragon with the updated or corrected information.

7.8.2 Regulatory Authority Communications. Client shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Product(s). Paragon shall maintain a system for investigating complaints related to the manufacture of the Product(s) by Paragon and shall investigate all such complaints and will cooperate in resolving and responding to such communications to the extent they pertain to the Product’s manufacture and such cooperation is reasonably requested by Client. Client shall reimburse Paragon for all reasonable costs and expenses incurred by Paragon in connection with the performance of Paragon’s obligations under this Section 7.8.2., but only to the extent that (a) the relevant documentation is not specified or contemplated in the Project Plan or produced by Paragon in the ordinary course of business, and (b) Paragon has not made any errors in the manufacture of the Product or in the preparation of the relevant documentation, which errors were the cause for the Regulatory Authority complaint or communication.

7.9 Accident Reports. Each Party shall report to the other as soon as possible all material accidents related to the manufacture, handling, use or storage of any Raw Materials or Product(s), including, without limitation: (i) accidents resulting in significant personal injury requiring more than first aid treatment, (ii) accidents resulting in chronic illness or loss of consciousness, (iii) accidents resulting in material property damage, (iv) accidents resulting in material environmental release, and (v) accidents that result in regulatory, safety, health or environmental audits.

Article 8
QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION

8.1 Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Product shall be allocated between Client and Paragon as set forth in the Quality Agreement, Exhibit B.

8.2 Validation of Paragon Facility; Utilities and Equipment. Paragon shall maintain cGMP validation of the Paragon Facility, as well as the utilities and equipment used in the manufacture of Product at the Paragon Facility, and shall make relevant validation reports applicable thereto (redacted to remove information not related to the manufacture of Product) available to Client for review at Paragon’s Facility, at Client’s reasonable request.

Article 9
NON-CONFORMANCE

9.1 Notice of Nonconformity. In the event that Client believes that a Production Batch is Non-Conforming Product, Client may reject the same by giving written notice thereof to Paragon within fourteen (14) days after the delivery of the Batch Documentation and/or receipt of the Product pursuant to Section 5.3 (for reasons that cannot be determined from the Batch Documentation), whichever is later. Such written notice shall specify the manner in which such Production Batch fails to conform to the warranties set forth in Section 11.2.1, and shall be accompanied by any test results or reports evidencing such nonconformity.

9.2 No Paragon Liability. If, following the receipt of a notice from Client pursuant to Section 9.1, it is determined by agreement of the Parties (or in the absence of such agreement, in accordance with Section 9.5) that the Production Batch is Conforming Product, then Paragon shall have no liability to Client with respect to such Batch, and Client shall pay all invoices and payments associated with manufacture of such Production Batch and for the fees associated with independent testing, if any, and the Production Batch shall be treated in all other respects under this Agreement as though it conformed with all of the warranties set forth in Section 11.2.1 of this Agreement.

9.3 Paragon Liability for Non-Conforming Product; Replacement. If, following the receipt of a notice from Client pursuant to Section 9.1, it is determined by agreement of the Parties (or in the absence of such agreement, pursuant to Section 9.5) that such Production Batch is Non-Conforming Product, then Paragon shall proceed expeditiously and in good faith to replace such Non-Conforming Product with Conforming Product (the “Replacement Product”). Paragon shall promptly (a) acquire and quarantine all Raw Materials, Resins and Consumables necessary for conducting the required Production Run(s) to produce the Replacement Product, (b) prepare the documentation for such Production Run(s), (c) conduct appropriate quality investigation of the non-conformity and resolve or correct as appropriate, in consultation with Client and with appropriate sign-off by Paragon and Client for any changes deemed necessary for such Production Run(s), and (d) within five (5) business days following completion of item “(c)” schedule the Production Run(s) in the cGMP manufacturing suite at the very next available time period. The work set out in steps (a) through (d) above, as well as any other Materials, Consumables and Resins and delivery of Replacement Product shall be at no additional cost to Client assuming Client previously paid all invoices and payments associated with manufacture of the Non-Conforming Product, in which case no additional payment for the Replacement Product will be required (if such invoices and payments had not been paid previously, they shall be immediately due, except for the final payment that would be due upon completion of the final GMP milestone or step, which shall be due on delivery of the Replacement Product). Delivery of Replacement Product shall be Client’s sole remedy with respect to Non-Conforming Product, and in furtherance thereof Client waives all other remedies at law or in equity. Paragon shall be responsible for the fees associated with independent testing, if any, in the event of findings as set forth in this Section 9.3.

9.4 Cooperation in Investigations; Disposition of Non-Conforming Product. If Client rejects a Batch as Non-Conforming Product pursuant to Section 9.1, the Party then in possession of the Batch shall not dispose of or allow such Product to be disposed of without written authorization and instructions from the other Party either to dispose of such Non-Conforming Product or to return it to the other Party, at the receiving Party’s expense, should the other Party wish to have additional testing conducted by a qualified independent Third-Party laboratory or for purposes of disposal. Each Party shall act in good faith and shall cooperate with the other Party, with any qualified independent Third-Party laboratory in connection with an investigation, as to the existence of or source of nonconformity with respect to a Production Batch supplied under this Agreement. In testing the Production Batch, any independent Third-Party laboratory shall use analytical testing methods as specified in the Product Specifications for such Product. The Party in possession shall dispose of any Non-Conforming Product in accordance with all relevant laws, rules and regulations with respect to such disposal, at Paragon’s cost if Paragon was liable for the nonconformity in accordance with Section 9.3 and at Client’s cost if Paragon was not liable for the nonconformity in accordance with Section 9.2, unless Client notifies Paragon in writing that it wishes to retain Non-Conforming Product for evaluation of process development efforts and the Parties agree on payment terms. The Client agrees that at no time shall a Non-Conforming Product be used in pre-clinical GLP studies or clinical studies; provided that if the parties agree to payment terms for any Non-Conforming Product that Client desires to use, then upon payment of such amount, Client shall have the right to use such Non-Conforming Product and Client shall be solely responsible for all costs, expenses and liabilities associated with storing, handling, using and testing the retained Non-Conforming Product. If the parties cannot agree on the payment amount within thirty (30) days, the Non-Conforming Product shall be destroyed by the Party in possessionas provided above.

9.5 Dispute Resolution. The parties shall endeavor to resolve any dispute between them under this Article 9, but if the Parties are unable to resolve a dispute, despite their good faith efforts, either Party may refer the dispute to the Chief Executive Officer (or other designee) of each Party. In the event that no agreement is reached by the Chief Executive Officers (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may, by written notice to the other Party, refer the dispute to an independent Third Party testing laboratory mutually agreed by the Parties, who shall execute a confidentiality agreement in a reasonable and customary form approved in advance in writing by the Parties. The laboratory shall be asked to determine the existence of or source of nonconformity with respect to a Production Batch supplied under this Section with respect to a specific non-conformity asserted by Client. Paragon shall immediately submit to such laboratory one or more retained samples of Product from the same Batch as such suspected Non-Conforming Product, and Client shall submit to such laboratory one or more samples of Product from the same Batch as such suspected Non-Conforming Product together with a complete copy of the relevant Product Specifications, Storage Guidelines and Shipping Guidelines (and any other relevant documentation) and the warranty in Section 11.2.1. The testing laboratory shall test the samples and determine whether the Product is Conforming Product or Non-Conforming Product with respect to the specific alleged non-conformity. Pending the determination of the testing laboratory, the Parties shall continue to perform their respective obligations under this Agreement. The testing laboratory decision shall be rendered in writing explaining the reasons for such decision promptly following submission of the Product samples to the testing laboratory, and shall be binding and not be appealable to any court in any jurisdiction. The Parties agree that they shall share equally the necessary up-front cost of the testing laboratory, pending to the provisions of Sections 9.2 or 9.3 following conclusion of the investigation, following which any such amounts paid by the prevailing Party will be promptly reimbursed by the non-prevailing Party. In addition, if the prevailing Party engaged its own third Party laboratory to either identify or refute an alleged non-conformity (as the case may be), the non-prevailing Party shall reimburse the prevailing party for the reasonable out-of-pocket costs incurred for such laboratory engagement.

Article 10
RIGHTS TO CLIENT MATERIALS, intellectual property, EQUIPMENT

10.1 Client Materials. As between the Parties, Client shall own all rights in and title to the biological materials described as each Cell Line, the Master Cell Bank, the Working Cell Bank, the Product, any Manufacturing Process provided by Client to Paragon, and the Reference Material(s). During the Term, Client hereby grants to Paragon a fully paid, royalty-free, non-exclusive restricted license under any and all Client Intellectual Property only to the extent necessary for Paragon to perform its obligations under this Agreement, including, without limitation, all rights necessary for the development and use of each Cell Line, the Drug Substance, the Manufacturing Process, and/or the Client Confidential Information, to practice such Client Intellectual Property for the sole and limited purpose of Paragon’s performance of its obligations under this Agreement, including, without limitation, the manufacture of Product for Client.

10.2 License to Client. With respect to any Manufacturing Process or portion thereof that is developed by Paragon hereunder, Paragon retains the right to use any underlying process, protocol, technology, know-how or the like in conducting its laboratory and manufacturing operations and activities, and all rights, title and interest in and to any Paragon Intellectual Property rights therein. Paragon hereby grants to Client an irrevocable, fully paid, royalty-free, non-exclusive, restricted, worldwide license, with the right to grant and authorize sublicenses, under any and all Paragon Intellectual Property that Paragon incorporates into any Manufacturing Process, or that is necessary to the practice of the Manufacturing Process, or that relates solely to the Cell Line, the Master Cell Bank or the Working Cell Bank, to practice such Paragon Intellectual Property for the sole and limited purpose of using Product produced hereunder for research and development and/or clinical trial purposes, including formulating and/or compounding the final dosage form of the Product therefrom for use in clinical trials, or the practice of the Manufacturing Process by or on behalf of Client or a Client sublicensee for the manufacture of Drug Substance or Product for use or sale by or on behalf of Client or its sublicensee.

10.3 Project Intellectual Property. All Intellectual Property created or developed by Paragon specifically for Client in the course of performing under this MSA or which utilizes Client Confidential Information or is specifically related thereto shall be the exclusive property of Client. Paragon hereby assigns to Client all right, title, and interest in all such Intellectual Property, free and clear of all liens, claims, and encumbrances, and shall take any actions, including but not limited to the execution of documents, reasonably requested by Client and at Client’s expense, to effect the purposes of the foregoing. Notwithstanding the foregoing, Client shall have no ownership rights in any Intellectual Property relating to or based on Paragon’s existing Intellectual Property or relating generally to Paragon’s business of conducting laboratory and/or GMP or non-GMP manufacturing services (but such Intellectual Property shall be subject to the license granted in Section 10.2).

10.4 Third Party Intellectual Property. Client understands that Third Party intellectual property may apply to the Product and to its manufacture and use, and/or to future manufacture and use of a commercial product comprising each Drug Substance to which this Agreement relates. Client agrees that as between the Parties, it is solely Client’s responsibility to determine whether any such intellectual property, including Third Party Patents, applies to its activities and Product and to obtain license(s) thereto, including those specific to the Products, including without limitation the Cell Line used to produce the Product; provided that Paragon will advise Client in writing in reasonable detail of the technical processes it will use in the Manufacturing Process, including any Third Party rights and/or in-licenses that, to Paragon’s knowledge, are required, but is under no obligation to undertake any patent infringement or patent clearance studies or to obtain any patent opinions, or to seek or secure any licenses to Third-Party Patent(s) on Client’s behalf. Paragon agrees that it will not knowingly involve any Third Party intellectual property. In the event of any conflict between this Section 10.4 and the indemnity of Section 12.2(c), the indemnity of Section 12.3(c) shall control.

10.5 Ownership of Designated Equipment. In the event Paragon must purchase any Designated Equipment required specifically for Client’s Project and Client reimburses Paragon for the cost of such Designated Equipment, Client shall own all right, title and interest in and to any and all such Designated Equipment. All Designated Equipment shall be maintained by Paragon per Paragon’s maintenance program, provided that any out-of-pocket costs for necessary repairs shall be paid by Client, so long as such repairs are in consultation with and approved by Client. Client shall be liable for all damage and risk of loss to the Designated Equipment, unless caused by Paragon’s negligence or willful misconduct. Paragon may request permission to use the Equipment in connection with work for a third party, but may only do so if granted written permission by Client with payment to Client as may be agreed to in writing by both Parties. Disposition of Designated Equipment upon expiration or termination of this MSA shall be pursuant to Section 14.3.4. Paragon may request to purchase from Client any Designated Equipment and terms of sale will be as may be agreed to in writing by both Parties.

Article 11
RESPONSIBILITIES AND WARRANTIES

11.1 Client.

11.1.1 Materials and Information. For each Project, Client has (or will have) the right, power and authority to supply to Paragon or allow Paragon the use of, for purposes of the activities contemplated by this Agreement, the applicable Cell Line, Master Cell Bank, Working Cell Bank, Client Confidential Information (including, without limitation, any portion of the Master Manufacturing Record and/or Manufacturing Process supplied by Client to Paragon), and any other information or materials supplied by Client to Paragon.

11.1.2 Hazard Information. For each Project, Client has made Paragon aware of any known risks and special handling precautions or protocols (other than routine laboratory risks for materials of the same nature) that are known to Client with respect to handling the Cell Line, the Master Cell Bank, the Working Cell Bank, the Raw Materials, the Product, and any Wastes that may be generated through performance of the process development and manufacturing activities contemplated hereunder, or Client will provide such information in advance of Paragon working with any of the above items.

11.2 Paragon.

11.2.1 Product. Paragon warrants to Client that each Production Batch of Product manufactured hereunder: (i) was manufactured and analyzed in conformance with the Master Manufacturing Record; (ii) was manufactured in compliance with cGMP; (iii) was packaged, labeled, stored and shipped in accordance with the Storage Guidelines and Shipping Guidelines; and (iv) was transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of Paragon.

11.2.2 Paragon Facility. Paragon lawfully controls operations in the Paragon Facility, and will maintain the Paragon Facility in accordance with cGMP and in such condition as will allow Paragon to manufacture the Product(s) in compliance with cGMP and in conformance with the applicable Master Manufacturing Record.

11.2.3 Debarment. Paragon has not, does not and will not employ any individual who is debarred under Section 306(b)(1)(b) of the FDC Act, and will provide a certification that it has not, does not and will not use in any capacity the services of any person debarred under Section 306(b) of the FDC Act in connection with the manufacture of the Product.

11.3 Disclaimer by Paragon. Other than quality control testing, if any, of Product by Paragon pursuant to this Agreement, Paragon shall not be in any way responsible for Product testing. OTHER THAN AS SET FORTH IN SECTION 11.2.1, ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCT(S) OR THE SERVICES PROVIDED HEREUNDER. OTHER THAN THE PROCESS DEVELOPMENT AND MANUFACTURING SERVICES PROVIDED HEREUNDER, PARAGON HAS NOT PARTICIPATED IN THE RESEARCH AND DEVELOPMENT OF THE PRODUCT OR THE PRODUCT(S), NOR HAS PARAGON IN ANY WAY EVALUATED ANY PRODUCT’S SAFETY OR EFFICACY IN HUMANS OR OTHERS.

Article 12
INDEMNIFICATION

12.1 Indemnification by Client. Subject to and except to the extent of any indemnification from Paragon pursuant to Section 12.2 below, Client shall indemnify, defend and hold Paragon, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), (collectively, the “Liabilities”) to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) the manufacture, packaging, testing, labeling, handling, distribution, marketing, use, import, export or sale of the Product, in any form, including but not limited to, any third-party infringement claims based on claims that the Product, or its use, or its manufacture (to the extent specific to the Product) infringes such third party’s Intellectual Property (b) any material breach of Section 11.1 of this Agreement, (c) Client’s grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement, (d) Client’s use of the results of this Agreement, including but not limited to use of the Manufacturing Process and/or Product and any results of research and development and/or clinical trials using any Product and/or Client’s commercialization of any such items. In the event that Client has the right to retain and use Non-Conforming Product as set forth in Section 9.4, Client’s indemnity hereunder with respect to such Non-Conforming Product and any use thereof shall be without exception.

12.2 Indemnification by Paragon. Subject to and except to the extent of any indemnification from Client pursuant to Section 12.1 above, Paragon shall indemnify, defend and hold Client, and its Affiliates, directors, officers, employees and agents harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) any material breach of Section 11.2.1 of this Agreement, or (b) Paragon’s grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement, or (c) any third-party infringement claims based on claims that the services (to the extent not specific to the Product) infringe such third party’s Intellectual Property, excluding: claims to the extent based on Client’s Materials and/or Product, claims based on processes or materials used at the instruction of Client, and claims based on disclosure by Paragon to Client of the technical processes it will use in the Manufacturing Process.

12.3 Indemnification Procedures.

12.3.1 Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

12.3.2 Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 12.1 or Section 12.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

12.4 Insurance. Each Party shall maintain appropriate commercial general liability insurance sufficient to cover its interest or potential liabilities hereunder, in an amount equal to at least $2 million dollars, including, but not limited to worker’s compensation, if applicable, and comprehensive general liability. Client’s comprehensive general liability shall include product liability insurance. Each party shall provide to the other upon request, a copy of its insurance certificate evidencing such insurance.

12.5 Limitation of Liability. Use of any of the results of this MSA, including but not limited to any Product or Manufacturing Process produced, or any data, results or information derived from the activities hereof for any regulatory submissions or for any other research or commercial purposes is done at the sole discretion and responsibility of Client. Both Parties agree that to the fullest extent permitted by law, and except with respect to the indemnification provided herein for third party claims, each Party’s liability to the other Party for any and all injuries, claims, losses, expenses, or damages, whatsoever, arising out of or in any way related to the activities of this Agreement, from any cause or causes, including, but not limited to, negligence, errors, omissions or strict liability, shall not exceed that amount equivalent to the total charges paid by Client to Paragon for the applicable Project under this MSA. To the extent that this clause conflicts with any other clause, this clause shall take precedence over such conflicting clause. Notwithstanding anything to the contrary herein, and except with respect to such damages if included within a third party claim covered by the indemnification provided herein, in no event shall either Party be liable to the other for any lost profits, contracts, business, business opportunity or goodwill, or any other incidental, exemplary, indirect, consequential or punitive damages, even if such Party has been advised of the possibility of such damages arising out of or in connection with this MSA.

Article 13
CONFIDENTIALITY

13.1 Prior Confidential Disclosure Agreement. The Confidentiality Agreement shall remain in full force and effect to govern Confidential Information (as defined in such Confidentiality Agreement and the Letter of Intent) exchanged between the Parties under such agreements and under this Agreement (either Client Confidential Information or Paragon Confidential Information, as the context requires) and shall be subject to the terms of this Agreement.

13.2 Paragon Confidentiality Obligations. Paragon shall not use Client Confidential Information except as authorized under this Agreement and shall not disclose Client Confidential Information to any third party other than consultants or authorized Subcontractors who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties or services in connection with Paragon’s obligations under this Agreement.

13.3 Client Confidentiality Obligations. Client shall not use Paragon Confidential Information except as authorized under this Agreement and shall not disclose any Paragon Confidential Information to any third party other than: (i) consultants, or agents of Client or Client’s Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties or services in connection with Client’s obligations under this Agreement or the development or commercialization of the Product; or (ii) Regulatory Authorities that require such information in connection with making Regulatory Filings and maintaining Regulatory Authority approvals for the Product(s); or (iii) to sublicensees in connection with the exercise of the licenses granted to Client under Article 10.

13.4 Responsibility for Compliance with Confidentiality and Nonuse Obligations. Each Party shall use reasonable and customary precautions to safeguard the other Party’s Confidential Information, including ensuring that all employees, consultants, agents, Subcontractors or sublicensees who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have undertaken confidentiality and nonuse obligations to protect the Confidential Information in a manner consistent with the obligations of this Agreement. Each Party shall be responsible for any intentional misuse or misappropriation by such Party, its Affiliates, or the employees, consultants, agents, Subcontractors or sublicensees of such Party or such Party’s Affiliates, of the other Party’s Confidential Information.

13.5 No Licenses. Except as expressly provided in Article 10 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise.

13.6 Protection of Inadvertent Disclosures. Client agrees that in the event Client inadvertently becomes aware of any information related to other Paragon clients through the presence of Client’s employees, agents or advisors at Paragon offices or at the Paragon Facility, that such information will be kept strictly confidential in the same manner as Paragon Confidential Information, provided, however, that Client shall make no use of the information for any purpose whatsoever, either related to this Agreement or otherwise. Paragon agrees that in the event Paragon inadvertently becomes aware of any information related to other Client projects through the presence of Paragon’s employees, agents or advisors at Client’s facilities, that such information will be kept strictly confidential in the same manner as Client Confidential Information, provided, however, that Paragon shall make no use of the information for any purpose whatsoever, either related to this Agreement or otherwise.

13.7 Use of Names. Neither Party shall make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party. Client consent is given for Paragon to list Client in its listing of clients and manufacturing activities, stating only that the activities involved process development and manufacture of “an active pharmaceutical ingredient,” if no press release is issued.

13.8 Press Releases. The Parties agree that any initial public announcement of the execution of this Agreement shall be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties shall also agree on the timing of such public announcement. After such press release is published, each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section shall not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations (including the rules and regulations of any national stock exchange on which such Party’s securities are traded).

Article 14
TERM; TERMINATION

14.1 Term. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in effect indefinitely unless and until terminated as provided in Section 14.4 or 14.5 (such period during which this Agreement is in effect, the “Term”). Each Project Plan shall remain in effect from the date of its execution by both parties until completion of the Project according to the Project Plan or until termination of the Project Plan as provided in this Article 14.

14.2 Termination of Project Plan. Any individual Project Plan under the Agreement may be terminated as follows:

14.2.1 Failure to Establish the Manufacturing Process. A Project Plan may be terminated by mutual written agreement of the Parties in the event that Paragon is unable to develop a Manufacturing Process for a Drug Substance in accordance with Section 2.1.1, despite the use of commercially reasonable efforts to do so.

14.2.2 Material Breach. Either Party may terminate a Project Plan, effective upon written notice to the other Party, for any material breach by the other Party of its obligations with respect to the Project Plan, if such breach is not cured within thirty (30) days after written notice of such breach to the breaching Party; provided, however, if such breach is not capable of being cured within such thirty (30) day period, the cure period shall be extended for such amount of time as may be reasonably necessary to cure such breach, so long as the breaching Party is making diligent efforts to do so.

14.2.3 Force Majeure. Either Party shall have the right to terminate a Project Plan, by providing written notice thereof to the other Party, such termination to be effective thirty (30) days from the date of such notice, if, as a result of a Force Majeure Event (as defined in Section 15.1), a Party is unable fully to perform its obligations under the Project Plan for any period of sixty (60) days.

14.3 Consequences of Completion or Termination of Project Plan.

14.3.1 Payment of Amounts Due. Termination of any individual Project Plan for any reason shall not exempt any Party from paying to the other Party any amounts already owing to such Party at the time of such termination. Client shall pay any unpaid Acquisition Costs for all Raw Materials, Resins, Consumables and Designated Equipment purchased or ordered or for non-cancelable outsourced services ordered under any terminated Project Plan (or Run(s)) in anticipation of the specified Process Development Run(s), Engineering Run(s), and Production Run(s), in each case to the extent Paragon is unable to reuse or reallocate such resources.

14.3.2 At the time of termination, any advanced payments made by Client shall be applied to the total expenses incurred per the Project Plan(s) and as listed in Section 14.3.1 and any prior unpaid invoice amounts. Any remaining balance will be returned to Client within 30 days following the later of termination or completion of the initiated or scheduled activities (provided that advance payments retained by Paragon shall be at least equal to the amount of the Reservation Fee). Any balance due shall be paid to Paragon within 30 days following the date of Paragon’s invoice for same.

14.3.3 Raw Materials, Consumables and Resins. Upon expiration of a Project Plan, Client shall purchase from Paragon (to the extent not already paid for by Client), at the Acquisition Cost, all remaining usable Raw Materials, Consumables and Resins acquired and paid for by Paragon for the manufacture of Product under this Agreement that conform to any applicable Material Specifications. To effect such purchase, Paragon shall invoice Client therefor and Client shall pay the invoiced amount within thirty (30) days following the date of the invoice.

14.3.4 Return of Materials and Client Confidential Information; Transfer of Designated Equipment.

(a) Client Materials - Paragon will inform Client of need to return or dispose of any Client owned property (Cell Line, Master Cell Bank, Working Cell Bank, Resins, Designated Equipment, Product, Raw Materials, Consumables, etc.). Unless otherwise agreed by the Parties in writing, within sixty (60) days following expiration or termination of a Project Plan, Paragon shall promptly (except as may be needed to complete any Runs that are in process) at Client’s sole cost and expense: (i) return (or, at Client’s written election, destroy) all quantities of the Cell Line, Master Cell Bank, Working Cell Bank, residual paste, or other biological material received or produced by Paragon under this Agreement, and (ii) deliver to Client all Reference Materials being held by Paragon.

(b) Client Confidential Information - Upon written request of Client, Paragon shall return to Client all Client Confidential Information received in tangible form in connection with the Project Plan, except for a single copy and/or sample which may be retained solely for purposes of determining Paragons obligations hereunder and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

(c) Unclaimed Designated Equipment - If any Designated Equipment, remains at the Paragon Facility for a period longer than sixty (60) days after expiration or termination of a Project Plan (unless it is to be used in connection with another Project Plan for Client), Paragon shall have no obligation to store or return items. All right title and interest in such Designated Equipment shall vest in Paragon upon expiration of the sixty day period and Paragon shall thereafter be free to use, sell or transfer the Designated Equipment as it sees fit.

14.3.5 Return of Paragon Confidential Information. Upon expiration or termination of a Project Plan and upon the written request of Paragon, Client shall promptly return to Paragon all Paragon Confidential Information received thereunder in tangible form, except for a single copy which may be retained for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.4 Termination of Agreement for Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment (provided, however, that Paragon shall not be obligated to continue services hereunder during such period relating to Client, unless Client is expressly authorized by the custodian or receiver to make payments to Paragon therefor); (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing (provided, however, that Paragon shall not be obligated to continue services hereunder during such period relating to Client, unless Client is expressly authorized by applicable court or other authority to make payments to Paragon therefor). All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein. Termination under this paragraph shall have the effect of terminating outstanding Project Plans and Section 14.3 shall apply.

14.5 Other Termination of Agreement. If all Project Plans have been completed or terminated pursuant to Section 14.2 and the steps outlined in Section 14.3 have been completed, either Party may terminate this Agreement upon written notice to the other Party, effective upon receipt of such notice.

14.6 Cumulative Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

14.7 Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of a Project Plan or this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

14.8 Surviving Rights. Article 1, Section 3.4 (provided that Client is not in default hereunder), Section 4.3 (only with respect to the prohibition against use or transfer to Third Parties), Section 4.6 (only with respect to hazards that may exist or handling of materials which may take place after the termination date), Article 5 (only with respect to work in progress as of the termination date), Article 6 (only with respect to invoices unpaid as of the termination date or issued thereafter for work in progress as of the termination date and to application of the Reservation Fee credit thereto), Sections 7.2 - 7.7 and 7.8.2, Article 9, Article 10, Section 11.3, Article 12, Article 13, Section 14.3, Section 14.6, Section 14.7 and Section 14.8, and Article 16, and the rights and obligations contained therein shall survive the termination or expiration of this Agreement.

Article 15
FORCE MAJEURE

15.1 Effects of Force Majeure. No Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of Raw Materials, Resins, Consumables or other necessary components due to force majeure at Paragon’s supplier(s), labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.

15.2 Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. This Agreement may be terminated as a result of a Force Majeure Event only in accordance with Section 14.2.3 hereof.

Article 16
MISCELLANEOUS

16.1 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered electronically (with documented evidence of transmission), to the addresses of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to Paragon:

For Project communications:

Attn: (as per each Project Plan)
Paragon Bioservices, Inc.
University of Maryland Biopark
Building Two, Suite 401
801 W. Baltimore Street
Baltimore, MD 21201

Telephone: 410-975-4050
Email:

For all other communications:

Attn: Marco A. Chacon, President & CEO
Paragon Bioservices, Inc.
University of Maryland Biopark
Building Two, Suite 401
801 W. Baltimore Street
Baltimore, MD 21201

Telephone: 410-975-4050

Email:

If to Client:

For Project communications:

Attn: Misha Nossov
Variation Biotechnologies, Inc.
310 Hunt Club Rd East, 2nd Floor
Ottawa, ON, K1V 1C1

Telephone 613-749-4200 x 142
Email: mnossov@vbivaccines.com

For all other communications:

VBI Vaccines, Inc.
Attn: Adam Buckley
222 Third Street, Suite 2241
Cambridge, MA 02142

Telephone 617-830-3031 x122
Email: abuckley@vbivaccines.com

16.2 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal substantive laws of the State of Delaware, without giving effect to its conflicts of laws provisions. With the exception of disputes submitted to arbitration under Article 13, all suits, disputes, actions, and other legal proceedings (collectively, “Suits”) related to or arising out of this Agreement, shall be brought in the Federal District Court in the District of Maryland, which shall have the exclusive jurisdiction over such Suits, and to the personal jurisdiction of which Client and Paragon irrevocably submit.

16.3 Headings. All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

16.4 Exhibits. All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

16.5 Security Procedures. All Client personnel visiting or having access to the Paragon Facility agree to abide by Paragon policies, operating procedures and security procedures as established by Paragon and communicated to Client or to such personnel. Client shall be liable for any breaches of security by Client personnel.

16.6 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, either Party may assign its interest under this Agreement to an Affiliate, without the prior written consent of the other Party, and Client may assign its interest under this Agreement to a successor in interest to of all or substantially all of the business or assets of Client to which the Product pertains. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.7 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

16.8 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.9 Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

16.10 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution and delivery by facsimile, PDF, or original, and a facsimile or PDF signature document shall be deemed to be and shall be as effective as an original signature document.

16.11 No Solicitation of Employees. Paragon and Client each agree not to solicit for employment, directly or indirectly, any officer or employee of the other Party or its Affiliates, provided that: (a) this shall not preclude a Party from hiring any such officer or employee of the other Party who had been terminated prior to commencement of such employment discussions and (b) nothing herein shall restrict either Party from soliciting any such officer or employee by general employment advertising (so long as such advertising is not specifically targeted at the employees of the other Party) or third party employment agencies (so long as such agencies are not directed, either directly or indirectly, to target such employees).

16.12 Entirety; Amendments. This Agreement, together with the Confidentiality Agreement, including any exhibits attached hereto and referenced herein, constitute the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing amendment of this Agreement and signed by each of the Parties.

16.13 Preference. The terms of this Agreement shall prevail in the event of a conflict between this Agreement and any exhibits or appendices.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

VARIATION BIOTECHNOLOGIES, INC.

By:	/s/ J. Baxter
Name:
Title:	CEO
Date:	10-9-14

PARAGON BIOSERVICES, INC.

By:	/s/ Marco A. Chacon
Name:	Marco A. Chacon, Ph.D.
Title:	President & CEO
Date:	09-26-14

Attachments:	Exhibit A - SOW/Project Plan/Project Rate Sheet for each Project
Exhibit B - Quality Agreement

Form of Exhibit A

[An SOW in this general form shall be attached for each Project, numbered A-1, A-2, etc. and with the Proposal appended as Schedule 1. Once completed and mutually agreed to, the Project Plan shall be appended as Schedule 2. If appropriate for the Project, Schedule 3 may list the Drug Substance(s) and/or Product(s)]

-------------------------

Exhibit A-__<INSERT NUMBER -1, -2, etc.>

Statement of Work (SOW) for New Project (#                       )

Project #                        dated

(“<TITLE>”) (“Project”).

Project Letter of Intent (LOI) date [IF APPLICABLE]:

Effective Date:

In accordance with that certain Manufacturing and Process Development Services Agreement executed by                     (“Client”), and Paragon Bioservices, Inc. (“Paragon”) dated                        (the “Agreement”), Client and Paragon agree to add a new Project to the Agreement, as follows:

1. Services. Paragon will perform the services described in the attached Schedule 1 to this Exhibit (“Proposal”) in accordance with the terms and conditions of the Agreement and this SOW. Following execution of this SOW and as part of the services, Paragon, working together with Client, will prepare the Project Plan, which shall become Schedule 2 to this SOW upon completion and signature by both parties.

2. Project Managers. As of the date of this SOW, the Project managers shall be:

For Client:

For Paragon:

3. Compensation. In support of the services, Client shall provide to Paragon the fees set forth in Schedule 1 (“Fees”) according to the Payment Schedule set forth below. The non-refundable capacity reservation fee of $                     (the “Reservation Fee”) shall be due upon execution of this SOW.><was paid upon execution of the LOI.>

(a) Paragon shall invoice Client and Client shall make payments upon completion of milestones as follows: [THIS IS A SAMPLE SCHEDULE. EACH PROJECT SCHEDULE MAY DIFFER.]

$	Payment 1	Due upon execution of <LOI><SOW> (Reservation Fee)
$	Payment 2	Due upon approval of Project Plan
$	Payment 3	Due upon approval of GMP Suite Activation
$	Payment 4	Due upon completion of completion of Engineering Run
(if Engineering Run is performed)
Balance	Payment 5	Due upon release of bulk drug substance

(b) Paragon shall invoice Client monthly for the Acquisition Cost for any materials (including the Raw Materials, Resins, Consumables, and Designated Equipment) or outsourced services procured for use in or for the activities pursuant to this SOW. Payment shall be due and payable within thirty (30) days following the date of the invoice sent by Paragon to Client.

(c) Payments should be sent to:

Paragon Bioservices, Inc.

PO Box 62204

Baltimore, MD 21264-2204

(d) Project Rate: $            /hour

4. Definitions. Terms used in this SOW shall have the definitions set forth in the Agreement or in this SOW, as applicable.

5. Terms and Conditions. The terms and conditions of the Agreement (together with any mutually executed amendments or addenda thereto) shall govern and control the performance of the services in all respects.

VARIATION BIOTECHNOLOGIES, INC.	PARAGON BIOSERVICES, INC.

By:	By:	/s/ Marco A. Chacon
Title:		Marco A. Chacon
Date:	Title:	President & CEO
	Date:	09-26-14

Attachments:	Schedule 1 (Proposal for Project # dated
(“<TITLE>“)

Schedule 2 (upon completion and signature by both parties, the Project Plan shall become Schedule 2 to this SOW)

Schedule (Drug Substance(s) and/or Product(s) [USE IF APPROPRIATE FOR MULTI-PRODUCT PROJECTS]

-----------------------

Schedule 3 to SOW for Project #

(Drug Substance(s) and/or Product(s)

[USE IF APPROPRIATE FOR MULTI-PRODUCT PROJECTS]

Exhibit A-1

Statement of Work (SOW) for New Project (#2013-329R4)

Project #2013-329R4 dated March 19, 2014

(“Process Development and GMP Production of Enveloped Virus-Like Particles in HEK293 Cells”) (“Project”).

Project Letter of Intent (LOI) date: March 27, 2014

Effective Date:                     , 2014

In accordance with that certain Manufacturing and Process Development Services Agreement executed by Variation Biotechnologies (US), Inc. (“Client”), and Paragon Bioservices, Inc. (“Paragon”) dated                    , 2014 (the “Agreement”), Client and Paragon agree to add a new Project to the Agreement, as follows:

1. Services. Paragon will perform the services described in the attached Schedule 1 to this Exhibit (“Proposal”) in accordance with the terms and conditions of the Agreement and this SOW. Following execution of this SOW and as part of the services, Paragon, working together with Client, will prepare the Project Plan, which shall become Schedule 2 to this SOW upon completion and signature by both parties.

2. Project Managers. As of the date of this SOW, the Project managers shall be:

For Client:	Misha Nossov (mnossov@vbivaccines.com)
For Paragon:	Kristen Franklin (kfrankin@paragonbioservices.com)

3. Compensation. In support of the services, Client shall provide to Paragon the fees set forth in Schedule 1 (“Fees”) according to the Payment Schedule set forth below. The non-refundable capacity reservation fee of $180,000.00 (the “Reservation Fee”) shall be due upon execution of the Agreement.

(a) Paragon shall invoice Client and Client shall make payments for the stages set forth in the Timing and Pricing Summary section of the Proposal (page 19) as follows:

At the initiation of each stage, 50% of the cost for that stage is to be invoiced and paid up front, including the project management and administration costs. Each stage will be initiated by provision of a draft invoice related to the stage or stages in question and start will be subject to the written confirmation by email from Client’s VP Operations. At the completion of each stage, as defined by the shipment of deliverables to Client, the remaining balance for that stage is invoiced and due.

(b) Paragon shall invoice Client monthly for the Acquisition Cost for any materials (including the Raw Materials, Resins, Consumables, and Designated Equipment) or outsourced services procured for use in or for the activities pursuant to this SOW. Payment shall be due and payable within thirty (30) days following the date of the invoice sent by Paragon to Client.

(c) Payments should be sent to:

Paragon Bioservices, Inc.

PO Box 62204

Baltimore, MD 21264-2204

(d) Project Rate: $250.00/hour

4. Definitions. Terms used in this SOW shall have the definitions set forth in the Agreement or in this SOW, as applicable.

5. Terms and Conditions. The terms and conditions of the Agreement (together with any mutually executed amendments or addenda thereto) shall govern and control the performance of the services in all respects.

VARIATION BIOTECHNOLOGIES, INC.		PARAGON BIOSERVICES, INC.

By:	/s/ J. Baxter	By:	/s/ Marco A. Chacon
Title:	CEO		Marco A. Chacon
Date:	10-9-2014	Title:	President & CEO
		Date:	09-26-14

Attachments:	Schedule 1 (Proposal for “Project #2013-329R4 dated March 19, 2014; “Process Development and GMP Production of Enveloped Virus-Like Particles in HEK293 Cells”)

Schedule 2 (upon completion and signature by both parties, the Project Plan shall become Schedule 2 to this SOW)

Exhibit B

Quality Agreement